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     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1998
                                                      REGISTRATION NO. 333-52871
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

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                         TELEBANC FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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
              DELAWARE                                 6712                                13-3759196
      (STATE OF INCORPORATION)             (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
                                            CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)
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                           1111 NORTH HIGHLAND STREET
                           ARLINGTON, VIRGINIA 22201
                                 (703) 247-3700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ------------------

                               AILEEN LOPEZ PUGH
                         TELEBANC FINANCIAL CORPORATION
                           1111 NORTH HIGHLAND STREET
                           ARLINGTON, VIRGINIA 22201
                                 (703) 247-3705
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
            INCLUDING AREA CODE, OF REGISTRANT'S AGENT FOR SERVICE)

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                          Copies of communications to:

                            ELLEN CANAN GRADY, ESQ.
                        SHAW PITTMAN POTTS & TROWBRIDGE
                             1501 FARM CREDIT DRIVE
                             MCLEAN, VIRGINIA 22102
                                 (703) 790-7946
                              CARTER STRONG, ESQ.
                     ARENT FOX KINTNER PLOTKIN & KAHN, PLLC
                            1050 CONNECTICUT AVENUE
                             WASHINGTON, D.C. 20036
                                 (202) 857-6252

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-52871

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
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
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                                                                 PROPOSED              PROPOSED
                                            AMOUNT               MAXIMUM               MAXIMUM
      TITLE OF EACH CLASS OF                TO BE             OFFERING PRICE          AGGREGATE             AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTERED(1)           PER SHARE           OFFERING PRICE       REGISTRATION FEE
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Common stock, par value $.01 per
  share............................        460,000                $14.50              $6,670,000              $1,968
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(1) Includes 60,000 shares of Common Stock to cover over-allotments, if any.

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

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The registration statement filed on Form S-2 (File No. 333-52871) by TeleBanc Financial Corporation (the "Registrant"), dated July 22, 1998, is hereby incorporated by reference.

                                    EXHIBITS

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
5 Form of opinion of Shaw Pittman Potts & Trowbridge as to the legality of the securities being registered
23.1    Consent of Shaw Pittman Potts & Trowbridge (included as part of Exhibit 5)
23.2    Consent of Arthur Andersen LLP
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                                 CERTIFICATION

     The undersigned Registrant hereby certifies that: (1) it has instructed its bank to transmit to the Securities and Exchange Commission no later than the close of business July 24, 1998 $1,968 in payment of the filing fees for this filing, (2) it will not revoke such instructions, and (3) it has sufficient funds in its account to cover the amount of the filing fee.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, State of Virginia, on this 23rd day of July, 1998.

                                          TELEBANC FINANCIAL CORPORATION

                                          By:    /s/ MITCHELL H. CAPLAN
                                            ------------------------------------
                                                     MITCHELL H. CAPLAN
                                               VICE CHAIRMAN, CHIEF EXECUTIVE
                                                    OFFICER AND PRESIDENT

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

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
                SIGNATURE                                 POSITION                       DATE
                ---------                                 --------                       ----

           /s/ DAVID A. SMILOW*                    Chairman of the Board
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             DAVID A. SMILOW                                                           July 23, 1998

          /s/ MITCHELL H. CAPLAN             Vice Chairman of the Board, Chief
------------------------------------------    Executive Officer and President
            MITCHELL H. CAPLAN                 (principal executive officer)           July 23, 1998

          /s/ AILEEN LOPEZ PUGH              Executive Vice President and Chief
------------------------------------------      Financial Officer (principal
            AILEEN LOPEZ PUGH                financial and accounting officer)         July 23, 1998

            /s/ DAVID DECAMP*                             Director
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               DAVID DECAMP                                                            July 23, 1998

           /s/ DEAN C. KEHLER*                            Director
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              DEAN C. KEHLER                                                           July 23, 1998

                                                          Director
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             MARCIA MYERBERG                                                           July 23, 1998

          /s/ STEVEN F. PIAKER*                           Director
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             STEVEN F. PIAKER                                                          July 23, 1998

           /s/ MARK ROLLINSON*                            Director
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              MARK ROLLINSON                                                           July 23, 1998

       * By: /s/ AILEEN LOPEZ PUGH
   ------------------------------------
            AILEEN LOPEZ PUGH
      PURSUANT TO POWER OF ATTORNEY
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                                        2

                                 EXHIBIT INDEX

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
      Form of opinion of Shaw Pittman Potts & Trowbridge as to the
 5    legality of the securities being registered
      Consent of Shaw Pittman Potts & Trowbridge (included as part
23.1  of Exhibit 5)
23.2  Consent of Arthur Andersen LLP
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